                                  EXHIBIT 12

                                                                      EXHIBIT 12



                      PAXSON COMMUNICATIONS CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES
                (dollars in thousands, except per share data)




                                                                                            Six Months Ended    Proforma  Proforma
                                                               Year Ended December 31,           June 30,                  June 30,
                                                      -----------------------------------------------------------------------------
                                                         1991      1992     1993      1994     1994     1995       1994      1995
                                                      -----------------------------------------------------------------------------
Net loss                                                (1,428)  (7,855)  (11,409)  (4,762)  (2,117)  (14,430)   (45,733)   (30,075)

Benefit (provision) for income taxes                         0        0    (2,960)   1,680    1,396       840      1,680        640
Extraordinary item                                           0        0      (457)       0        0         0          0          0
Cumulative effect of a change in accounting principle        0      110         0        0        0         0          0          0

Deficiency in earnings to cover fixed charges           (1,428)  (7,965)   (7,992)  (6,442)  (3,513)  (15,070)   (47,413)   (30,715)
